                          STRATEGIC MODELING AGREEMENT

                  This Agreement is entered into as of the 18th day of March, 1999 by and between Business Transactions Express, Inc., a Delaware corporation ("BTE"), and The Credit Store, Inc., a Delaware corporation ("TCS").

1. DEFINITIONS

                  As used herein, the following terms have the meanings set forth below:

                  "BTE Affiliate" means (i) RiskWise International, or (ii) any person or entity directly or indirectly controlled by BTE or RiskWise International.

                   "Data" means the source databases required by the Software and the Models.

                  "Data Processing Term" means the period beginning on the date hereof and ending on the day immediately preceding the second anniversary hereof.

                  "FTE" or "Full-Time-Equivalent" means, with respect to any period, a quantity of work equal, in aggregate, to 8 hours for each business day during such period.

                  "Model" means a mathematical model developed or to be developed pursuant to this Agreement, representing certain business rules to be applied by TCS and implemented by the Software. The Models to be provided hereunder shall include the models described in Exhibit A hereto.

                  "Modeling Term" means the period beginning on the date hereof and ending on the day immediately preceding the second anniversary hereof or, if earlier, the date on which such period is terminated pursuant to Section 2.7.

                  "Primary Data" means Data that are obtained by BTE from a third-party data provider.

                  "RiskWise International" means RiskWise International, L.L.C., a Delaware limited liability company.

                   "Secondary Data" means Data that are not obtained by BTE from a third-party data provider, including Data combined by BTE with other Data or otherwise transformed by BTE prior to its use by the Software and Models.

                  "Services" means the services to be provided under Section 2, including the development of the Models and the Software.

                  "Software" means the executable computer code to be developed specifically for TCS pursuant to this Agreement that is used to convert Primary Data and



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         Secondary Data to scores using the Models, including all code implementing the concepts and formulas contained in the Models. "Software" shall not include any executable computer code developed by BTE for the purpose of generating Secondary Data through the manipulation of Primary Data or other Secondary Data or for generating scores for customers other than TCS.

                  "Source Code" means, with respect to any computer software, all uncompiled programmer code with respect thereto, including but not limited to complete programmer comments, flow charts and other technical documentation with respect thereto, including (in the case of Models and the Software implementing such models) technical descriptions of the logic used in such models and all mathematical specifications and data transformations used therein, all in sufficient condition to permit the compilation thereof by TCS to match the executable code with respect thereto. The Source Code shall include a descriptive identification of all data used by the Software and Models. In the case of Secondary Data, such identification shall include a descriptive identification of the Primary Data from which such Secondary Data are derived, but the Source Code shall not include any description of the algorithms by which such Secondary Data is derived from the Primary Data.

2. SOFTWARE AND MODELING DEVELOPMENT

                  2.1. Services. During the Modeling Term, BTE will provide such services to TCS as TCS may reasonably request to build, implement, monitor, test and update Models and related Software useful in the conduct of TCS's business, including but not limited to the development of the Models described in Exhibit
A. In each case in Exhibit A where a date is stated by which a Model is to be developed or a Service completed, BTE shall use its best efforts to develop such Model or complete such Service by such date. Notwithstanding the foregoing, except as necessary to meet such deadlines, TCS may not require BTE to provide more than 1.5 FTEs with respect to any calendar month in the Modeling Term or to provide more than 5 full days on site at TCS's headquarters in Sioux Falls, South Dakota with respect to any such month.

                  2.2. Payment for Services. In consideration of the Services to be performed under Section 2.1, TCS will pay to BTE (i) on the date hereof, $20,000, and (ii) on or before the 30th day of each calendar month during the Modeling Term, the sum of $20,000. The parties agree to evaluate and adjust the amount of such monthly payment for calendar months after November, 1999. If the parties, after negotiating in good faith, are unable to agree upon any adjustment in such amount, the monthly payment will remain at $20,000. BTE shall pay all expenses incurred by BTE or its employees in providing the Services under this Section 2, including but not limited to all travel and related expenses. TCS shall pay separately for all Data provided in accordance with
Section 3.

                  2.3. Warrants. In further consideration of the Services to be performed by BTE hereunder, TCS shall issue to BTE its warrant in the form of Exhibit B hereto.


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                  2.4. Deliveries. Within two weeks following any change in the
Source Code, and at any time upon request of TCS, BTE will deliver to TCS all object code and Source Code then in existence with respect to the Software and Models.

                  2.5. Acceptance of Models. BTE will notify TCS whenever any Model is ready for acceptance testing. TCS shall commence acceptance testing with respect to such Model within 10 days following such notice (or, if delivery is later than 10 days following said notice, then 10 days following delivery of the Software implementing such Model to TCS), and shall endeavor to complete such testing within 30 days following the commencement thereof. TCS shall accept such Model if it determines through such acceptance testing that the Model provides a statistically sound method of rank-ordering or scoring credit risks for such Model's intended purpose in TCS's business and conforms to all specifications therefor agreed to by BTE and TCS, including but not limited to any specifications therefor set forth or referenced in Exhibit A. If TCS determines that any Model has failed such acceptance testing, TCS shall notify BTE of such failure. Upon receipt of such notice, BTE shall either (i) modify such Model in order to make it conforming and acceptable to TCS in accordance with the standard set forth above, or (ii) dispute TCS's determination and submit the dispute to arbitration in accordance with Section 6.8.

                  2.6. Ownership. TCS will at all times be the sole owner of the Software and the Models and all copyrights and other intellectual property rights with respect thereto. Without limiting the generality of the foregoing, except as provided in Section 2.8, TCS shall have the full right to exploit the Software and the Models in any way, including the rights to operate the Software on one or more computers at TCS's location or elsewhere, to modify the Software and the Models and to sell or license the Software and the Models to third parties, and BTE shall have no rights with respect thereto, other than the right to use such Software and Models to the extent necessary to provide the Services. BTE shall execute such specific assignments or agreements as TCS may reasonably request to confirm TCS's ownership of the Software and Models.

                  2.7. Termination of Modeling Term. TCS may terminate the Modeling Term at any time after the first anniversary hereof upon 60 days' written notice to BTE.

                  2.8. Prohibited Uses of Data. BTE does not intend to be a "consumer reporting agency" as defined by the Fair Credit Reporting Act, 15 U.S.C. Section 1681 et. seq. ("FCRA"), and BTE and TCS do not intend for a score or a Model generated under this Agreement, or other information furnished from or through BTE, to constitute a "consumer report" (as defined in the FCRA) obtained from BTE. TCS is specifically prohibited from using Models or the scores derived from the Software and Models, in whole or in part, as a factor in establishing any consumer's eligibility for credit, insurance or employment purposes. It is expressly forbidden for TCS to take "adverse action" (as defined by the FCRA) on any customer request using Models or scores derived from the Software and Models and any other information furnished by or through BTE.



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3. DATA PROCESSING

                  3.1. Services. During the Data Processing Term, and for not less than three years thereafter, BTE will provide TCS, through use of the Software on any one or more computers owned by or under the control of TCS, with access to the Data at the prices set forth in this Section 3 (subject to adjustment following the end of the Data Processing Term as set forth in Section 3.3).

                  3.2. Cost.

         (a) Pre-Purchase Assessment Model. BTE will provide data for a pre-purchase assessment of potential account purchases at the cost of $0.04 per account, but not less than $1,000 for each portfolio of accounts processed.

         (b) Post-Purchase Assessment Model. BTE will provide data for a post-purchase assessment of potential account purchases at the cost of $0.10 per account, but not less than $1,000 for each portfolio of accounts processed, plus, in each case, actual credit bureau costs.

         (c) Skip-Tracing Model. BTE will provide skip-tracing services at the cost of $0.40 per account.

         (d) Application Processing and Other Models. BTE will provide Data required by the Models and the Software at a cost equal to BTE's own cost for such Data (as reasonably determined by BTE) plus a margin to be agreed upon by the parties.

                  3.3. Adjustments. BTE may not increase the prices set forth in
Section 3.2 during the Data Processing Term. Thereafter, BTE may increase such prices so long as the prices charged are equal to or less than prices charged to other BTE customers who are similarly situated to TCS (taking into account the entire relationship with such other customers).

                  3.4. Escrow. Not more than 30 days after date hereof, the parties shall enter into an Escrow Agreement (the "Escrow Agreement") in the form of Exhibit C hereto with Norwest Bank Minnesota, National Association or another escrow agent acceptable to BTE and TCS. BTE and TCS shall agree to such changes in the form of the Escrow Agreement as the escrow agent so chosen may reasonably require. The remedies provided thereunder shall be in addition to all other remedies available to the parties by law or agreement.

                  3.5. Right to Escrowed Materials. At any time on or after the 30th day preceding the end of the Data Processing Term and on or before the third anniversary of the last day of the Data Processing Term, TCS may notify BTE that it wishes to obtain a license to use the then-current Escrowed Materials (as defined in the Escrow Agreement). Such notice shall be accompanied by a License Agreement (the "License Agreement") in the form of Exhibit D, duly executed by TCS. Not later than the fifth business day following such



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notice, BTE shall deliver to TCS (i) such License Agreement, duly executed by
BTE, and (ii) a complete copy of the then-current Escrowed Materials.

4. REPRESENTATIONS AND WARRANTIES

                  4.1. Warranties. BTE warrants to TCS as follows:

         (a) All Software developed hereunder will perform in accordance with any specifications therefor agreed to by BTE and TCS.

         (b) BTE has the full right to use and provide, and TCS has the full right to use, any Data in accordance with this Agreement. Without limiting the generality of the foregoing, neither BTE nor, to the best of BTE's knowledge, any party from whom such Data is directly or indirectly obtained shall have obtained such Data in violation of law.

         (c) All Data provided by BTE shall be an accurate representation of the most current corresponding source data then available to BTE. BTE has no reason to believe that any such source data is inaccurate. However, BTE makes no further representation or warranty regarding the accuracy of any such source data.

         (d) BTE will use reasonable care and skill in providing the Services.

         (e)      The Software is free from any virus or other routine designed
                  (i) to permit access or use of the Software by persons not authorized by TCS, or (ii) to disable, damage or erase the Software, other programs, hardware or data, except as may be expressly authorized by TCS.

         (f) The use of the Software by TCS in accordance with this Agreement will not infringe upon any patent, copyright, trade secret or other proprietary right of any person or entity; provided, however, that BTE makes no warranty with respect to any modifications of the Software made by TCS.

                  4.2. Limitation on Damages. In no event shall monetary damages in favor of TCS on account of any breach of the warranties set forth in paragraphs (b) and (c) of Section 4.1 exceed the aggregate amounts paid by TCS to BTE under Section 2.2 through the date on which such damages are awarded.

                  4.3. Indemnity Against Infringement Claims. BTE will defend and indemnify TCS and hold TCS harmless from and against any claim, action, damages or liability alleging infringement of any patent, copyright, trade secret or other proprietary right on account of TCS's use of the Models, Software and Data in accordance with this Agreement except for claims, actions, damages or liabilities relating to or arising out of TCS's modification of the Software. TCS shall give prompt written notice of the applicable claim against it, and shall cooperate with BTE (at BTE's expense) in the defense of such claim. If a final injunction is




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obtained prohibiting TCS's use of any Models or Software for reasons of infringement, or if in BTE's reasonable opinion any Model or Software is likely to become the subject of a claim of infringement, BTE will, at its option and expense, either (i) procure for TCS the right to continue using such Model or Software, (ii) replace or modify the same so that it becomes non-infringing while remaining functionally identical to the infringing Model or Software, or
(iii) if all of the remedies described in clauses (i) and (ii) are impossible or impractical, refund all amounts paid to it pursuant to Section 2.2.

5. EXCLUSIVITY AND CONFIDENTIALITY

                  5.1. Exclusivity.

         (a) Definitions. As used in this Section 5.1, the following terms have the meaning set forth below:

                                    "Debt Transfer Activity" means the business
                           of purchasing defaulted consumer debt and collecting such debt through credit cards offered to such consumers.

                                    "Restricted Entity" means any third party
                           which (i) is engaged primarily in Debt Transfer Activity, or (ii) converts more than 12,000 customer accounts to credit card balances in connection with Debt Transfer Activity in any 12-month period, including but not limited to any entity determined by the parties to be a Restricted Entity pursuant to paragraph (d).

                                    "Restricted Services" means any service
                           (including consulting and development services and the licensing of intellectual property) relating in any way to models, decision strategies or software for Debt Transfer Activity.

         (b) Restricted Services. During the Data Processing Term, BTE will not provide, and will not permit any BTE Affiliate to provide, Restricted Services to any party other than TCS.

         (c) Restricted Parties. During the Data Processing Term, BTE will not provide, and will not permit any BTE Affiliate to provide, any services to any Restricted Entity, whether or not such services are Restricted Services, except that the foregoing shall not prohibit BTE or any BTE Affiliate from providing skip-tracing services for any entity, including but not limited to any Restricted Entity.

         (d) Determination of Restricted Entities. Not less than once in each calendar quarter, the parties shall confer in an effort to determine what entities, if any, then constitute Restricted Entities. Such conference, and the list of entities created thereby, shall be solely for the administrative convenience of the



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                  parties. Advertising, promotional, marketing and other
                  statements by an entity indicating that its business includes Debt Transfer Activity shall be a factor that the parties will consider when determining whether a party is a Restricted Entity. The fact that an entity has been omitted from the list of Restricted Entities arising from such conference shall not be determinative as to whether such entity is in fact a Restricted Entity.

         (e)      Termination. BTE may terminate the provisions of this Section
                  5.1 not more than 60 days after the end of any Contract Year by notice to TCS if TCS has failed to acquire (directly or indirectly, by purchase, joint venture, servicing or marketing participation, third-party contribution or otherwise) at least 1,000,000 consumer debt accounts during such Contract Year. As used herein, "Contract Year" means a twelve-month period, with the first such Contract Year commencing on the date hereof and ending on the day preceding the first anniversary hereof and with each subsequent Contract Year commencing on the corresponding subsequent anniversary of the date hereof.

                  5.2. Non-Competition. During the Data Processing Term and for a period of three years thereafter, BTE will not, and will not permit any BTE Affiliate to, (i) engage in the business of targeting credit card offers to consumers as a means of settling their defaulted consumer debt, or (ii) provide consulting, modeling or other services to any entity engaged in such business if such entity grants BTE or any BTE Affiliate any equity interest, participation or other interest representing a right to 20% or more of such entity's equity or profits, however measured.

                  5.3. Confidentiality. As used herein, "Confidential Information" means any information that either party (the "Receiving Party") acquires from the other (the "Disclosing Party") regarding the Disclosing Party's present or future computer hardware and software systems, business practices, customers, assets or other matters, whether or not such information is designated or marked as confidential, excluding any information that is publicly available when provided or thereafter becomes publicly available, other than by reason of the Receiving Party's breach of this Agreement. The Receiving Party agrees (i) to hold any Confidential Information of the Disclosing Party in the strictest confidence, (ii) not to make use of any Confidential Information of the Disclosing Party other than for the performance of this Agreement, (iii) to release Confidential Information of the Disclosing Party only to the Receiving Party's employees who require such material or information to fulfill the Receiving Party's obligations hereunder and who are bound by an obligation of confidentiality not less strict than the obligation imposed hereunder upon the Receiving Party itself, and (iv) not to release or disclose Confidential Information of the Disclosing Party to any other party at any time, except as may be specifically agreed upon in this or any other agreement between the parties, or as required by law. Nothing in this Section 5.3 shall impose any obligation of confidentiality upon TCS with respect to any Software, Models or Data provided by BTE under this Agreement. The provisions of this paragraph shall survive termination of this Agreement.



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





6. MISCELLANEOUS

                  6.1. Notice. All notices and other communications hereunder shall be in writing and shall be (i) personally delivered, (ii) transmitted by registered mail, postage prepaid, (iii) sent by Federal Express or similar expedited delivery service, or (iv) transmitted by telecopy, in each case addressed to the party to whom notice is being given at the address set forth by its signature below or at such other address as may hereafter be designated in writing by that party. All such notices or other communications shall be deemed to have been given on (i) the date received if delivered personally, (ii) three business days after the date of posting if delivered by mail, (iii) the date of receipt, if delivered by Federal Express or similar expedited delivery service, or (iv) the date of transmission if delivered by telecopy.

                  6.2. Non-Solicitation of Employees. Without the consent of the other party, neither party shall solicit or cause to be solicited for employment any employee of the period for a period of one year after the completion of the latest work performed hereunder.

                  6.3. Assignment and Delegation. Neither party may assign its rights or delegate its obligations under this Agreement without the consent of the other party; provided, however, that the foregoing shall not prohibit (i) the assignment by either party of any right to receive payments from the other party hereunder so long as such assignment is made subject to all offsets and defenses of the other party to such payments, (ii) the assignment by either party of all of its rights and obligations hereunder in connection with a sale of substantially all of the assets of the assigning party, so long as the entity acquiring such assets has executed and delivered to the parties to this Agreement such entity's written agreement (satisfactory to the parties to this Agreement in form and substance) assuming all of the assigning party's obligations under this Agreement, the Escrow Agreement and (if then in effect) the License Agreement, or (iii) any acquisition of all of the stock of either party and/or the statutory merger of either party into any other entity. TCS specifically consents to the assignment by BTE of all of BTE's rights and obligations hereunder to RiskWise Solutions, L.L.C., a Delaware limited liability company, or another directly or indirectly wholly owned subsidiary of RiskWise International (a "RiskWise Assignee"), so long as (x) such RiskWise Assignee has executed and delivered to TCS such RiskWise Assignee's written agreement (satisfactory to TCS in form and substance) assuming all of BTE's obligations under this Agreement, the Escrow Agreement and (if then in effect) the License Agreement, and (y) such assignment is made in connection with the reorganization of BTE into a structure in which such RiskWise Assignee and BTE are each wholly-owned subsidiaries (directly or indirectly) of a common parent entity, such RiskWise Assignee acquires substantially all of the present businesses and employees of BTE, and BTE remains jointly and severally liable with such RiskWise Assignee for the performance of BTE's obligations hereunder.

                  6.4. Relationship of Parties. BTE will perform its services hereunder as an independent contractor. During the performance of such services, BTE's employees will not be considered employees of TCS. Nothing herein contained shall be construed to imply a joint venture, partnership or principal-agent relationship between BTE and TCS, and neither




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party shall have the right, power or authority to obligate or bind the other in any manner whatsoever except as otherwise agreed to in writing.

                  6.5. Governing Law; Etc. This Agreement shall be governed by and construed in accordance with the law of the State of Minnesota. This Agreement contains the entire agreement between the parties. Time is of the essence in the performance of this Agreement. In the event of any dispute arising out of the subject matter of this Agreement, the prevailing party shall recover, in addition to any other damages assessed, its reasonable attorneys' fees and other costs and expenses incurred in litigating or otherwise settling or resolving such dispute. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts of this Agreement, taken together, shall constitute but one and the same instrument. For purposes of this Agreement, facsimile signatures of the parties shall, for all purposes, be deemed to be original signatures.

                  6.6. Changes in Law. If (i) as a result of any change in applicable law, any order or ruling of any judicial or administrative body, or any change in the principles of the Individual Reference Services Group ("IRSG") during a period when BTE is a member of the IRSG and has agreed to abide by such principles, BTE is unable to perform this Agreement as written without violating applicable law or such principles, or (ii) any court of competent jurisdiction determines for any reason that the provision of Data by BTE hereunder violates applicable law, then, if such violation can be corrected by BTE without a degradation in the Data and Services provided hereunder (for example, by substituting one provider of Primary Data for another or by modifications to any Models and Software), BTE shall take such corrective action at no cost to TCS; provided, however, that (x) any increase in out-of-pocket costs to BTE as a result of such corrective action (for example, a substitute Primary Data provider charges more for such data) may be passed through to TCS and (y) if the Modeling Term has expired, TCS shall pay the costs of any adjustments to the Models and Software required therefor, determined at BTE's standard hourly rates. If such violation cannot be so corrected but BTE can continue to provide some of the Data or Services, BTE shall notify TCS as to the extent to which such Data and Services can be provided and shall propose a corresponding adjustment to the price therefor. Within 30 days following such notice, TCS shall, by notice to BTE, either (a) accept such change in the Data and Services to be provided hereunder at the adjusted price proposed by BTE, (b) accept such change in the Data and Services to be provided hereunder but dispute the price therefor, in which case the parties (or, if the parties are unable to agree, an arbitrator chosen in accordance with the Commercial Arbitration Rules of the American Arbitration Association) shall determine a reasonable adjustment in such price, or (c) reject such change in the Data and Services, in which case the obligation of BTE to provide further Data and Services under this Agreement shall be terminated. If the violation is such that BTE is unable to provide any of the Data or Services, then either party may, upon written notice to the other party, terminate BTE's obligation to provide further Data and Services under this Agreement and immediately, without penalty, financial obligation, or liability of any kind to TCS or any individual or entity working on behalf or in concert with TCS. In such case, TCS shall remain liable for payment for all services provided prior to the effective date of such termination.




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                  6.7. Publicity. Neither party will make any public statement
(including but not limited to any press release) regarding the existence or terms of this Agreement except to the extent that (i) the other party has consented to such statement (which consent shall not be unreasonably withheld),
(ii) such statement is necessary for the enforcement of any rights hereunder, or
(iii) such statement is otherwise required by applicable law, so long as (in the case of any statement governed by this clause (iii)) the parties consult with each other to the extent reasonably practicable in advance as to the contents and timing thereof.

                  6.8. Arbitration. Whenever this Agreement specifies that a dispute shall be resolved by arbitration, either party may demand arbitration by sending written notice of such demand to the other party, whereupon the parties shall submit the dispute for settlement by the decision of a single arbitrator. Concurrent with the delivery of any such request, the party making such request shall deliver to the other party a notice setting forth the names of at least five arbitrators acceptable to the requesting party. The other party may accept any such arbitrator as the arbitrator for purposes of this paragraph, or may propose one or more other persons as arbitrators, which proposed names the requesting party shall promptly accept or reject. If the parties are unable to agree upon a sole arbitrator, each shall select a neutral arbitrator and the two neutral arbitrators so selected shall select a third neutral arbitrator, and such third neutral arbitrator shall hear the dispute. Each arbitrator shall be a person with at least five years' experience in the computer industry and at least 3 years' experience in commercial arbitration. Such arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Minneapolis, Minnesota will serve as the place of the arbitration. Subject to the control of the arbitrators or as the disputants may otherwise mutually agree, the disputants will have the right to conduct reasonable discovery for a period of twenty (20) days after the filing of an answer or other responsive pleading, and the dispute shall be scheduled to conclude no later than sixty (60) days after filing of the dispute. The arbitrator may not award punitive damages and may not make any ruling, finding or award inconsistent with this Agreement, change any term or condition of this Agreement, or deprive any party of any remedy expressly provided hereunder. Any arbitration award and order shall be final and binding on the parties. Any disputant may enter a judgment upon the award rendered by the arbitrator in any court having jurisdiction over the dispute. All costs of the arbitration (including but not limited to the arbitrator's expenses and the prevailing party's reasonable attorney's fees) shall be allocated by the arbitrator. This Agreement involves interstate commerce and is therefore enforceable as provided in the Federal Arbitration Act, 9 U.S.C. ss. 1 et seq.



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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the day and year first above-written.

Address:                                     BUSINESS TRANSACTIONS EXPRESS, INC.
1010 West St. Germain St., Suite 300
St. Cloud, Minnesota 56301
Attention: President
Telecopier: 320-253-6886                     By   /s/  Gordon O. Meyer
                                                -------------------------------
                                                Its  President
                                                     --------------------------

Address:                                     THE CREDIT STORE, INC.
3401 N. Louise Avenue
Sioux Falls, South Dakota 57107
Attention: President
Telecopier: 605-338-3486
                                             By   /s/  Michael J. Philippe
                                                -------------------------------
                                                Its CFO
                                                    ---------------------------





                                      -11-